EXHIBIT 10.1

Partners for Growth

Loan and Security Agreement

Borrower:	Mattersight Corporation, a Delaware corporation
Address:	200 S Wacker Drive, Suite 820, Chicago, IL 60606

Borrower:	Mattersight Europe Holding Corporation, a Delaware corporation
Address:	200 S Wacker Drive, Suite 820, Chicago, IL 60606

Borrower:	Mattersight International Holding, Inc., an Illinois corporation
Address:	200 S Wacker Drive, Suite 820, Chicago, IL 60606

Date:	August 19, 2013

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into on the above date (the “Effective Date”) between PARTNERS FOR GROWTH IV, L.P. (“PFG”), whose address is 150 Pacific Avenue, San Francisco, CA 94111 and the borrower(s) named above (jointly and severally, “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1.	LOANS.

1.1 Loans. PFG will make loans to Borrower designated “Facility A” and “Facility B” (the “Loans”) up to the amounts shown in Section 1 of the Schedule, provided no Default or Event of Default has occurred and is continuing.

1.2 Interest. All Loans and all other monetary Obligations that are not Non-Overdue Monetary Obligations shall bear interest at the rates shown in the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the first day of each month for interest accrued during the prior month. Interest may, in PFG’s discretion, be charged to Borrower’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans.

1.3 Fees. Borrower shall pay PFG the fees shown in the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.

1.4 Loan Requests. To obtain a Loan, Borrower shall make a Loan Request that constitutes a Qualifying Request to PFG by electronic mail compliant with Section 9.6. Loan Requests are not deemed made until PFG acknowledges receipt of a Qualifying Request by electronic mail or otherwise in writing. PFG’s obligation to consider a Loan Request shall be subject to its receipt of such reports, certificates and other information as may be set forth in the Schedule. Borrower shall provide PFG at least three (3) Business Days’ advance notice of Loan Requests under Facility A. PFG will use reasonable commercial efforts to expedite funding of Qualifying Requests under Facility A if so requested by Borrower. Loan Requests received after 12:00 Noon Pacific time will not be deemed to have been received by PFG until the next Business Day. PFG may rely on any telephone request for a Loan given by a person whom PFG believes in good faith is an authorized representative of Borrower, and Borrower will indemnify PFG for any loss PFG suffers as a result of such reliance.

1.5 Late Fee. If any payment of accrued interest for any month is not made within three Business Days after the later of the date a bill therefor is sent by PFG or three Business Days after the due date therefor, or if any payment of principal or any other payment is not made within three Business Days after the date due, then Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment in the first two instances of late payment and 10% of the amount of each future late payment occurring thereafter. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.

2.	SECURITY INTEREST.

2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a continuing security interest in, and pledges to PFG, all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property, provided, however, that the foregoing grant of the security interest in Intellectual Property shall become effective upon the first borrowing made under this Agreement, as further set forth in the Intellectual Property Security Agreement and Collateral Agreements and Notices in the form appended hereto as Exhibit E); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above. Borrower hereby authorizes PFG to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect PFG’s interests or rights hereunder, which financing statements may show the Collateral as “all assets of Debtor” or words of similar effect, or as being of equal or lesser scope, or with greater detail, and may include a notice that any disposition of Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of PFG under the Code, all in PFG’s discretion. Notwithstanding the foregoing, Collateral shall not include Excluded Collateral.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true and correct in all material respects, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and thereafter until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and has and will have all Governmental Authorizations required to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (iii) do not violate Borrower’s Constitutional Documents, or any Legal Requirement or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Constitutional Documents. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the date hereof. Borrower shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.

3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give PFG at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $100,000 fair market value of Equipment is located.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all Liens, except for Permitted Liens. PFG now has, and will continue to have, a First-Priority perfected and enforceable (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally) security interest in all of the Collateral and Borrower will at all times defend PFG and the Collateral against all claims of others.

(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give PFG five (5) Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG (or to the Senior Lender and to PFG) a Control Agreement in form sufficient to perfect PFG’s security interest in the Deposit Account and otherwise satisfactory to PFG in its good faith business judgment.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.

(d) Set forth in the Representations is every location where Collateral having a fair market value of $100,000 or more (in the aggregate as to each such location) is located (whether by being affixed to real property or otherwise). Whenever any Collateral having a fair market value, as to any one location, of $100,000 or more is located upon a premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment. Borrower will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present in all material respects the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required Tax Returns, except for returns and reports for taxes, assessments, deposits and contributions in an aggregate amount not exceeding Twenty-Five Thousand Dollars ($25,000), and Borrower has timely paid, and will timely pay, all Taxes now or in the future owed by Borrower. Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the same from becoming a Lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Body, except as could reasonably be expected to result in a Material Adverse Change.

3.9 Compliance with Law. Borrower has, to its Knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to Borrower’s Knowledge) threatened in writing against or affecting Borrower in any court or before any Governmental Body (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened in writing or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12 No Default. At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.

3.13 Protection and Registration of Intellectual Property Rights. Borrower owns or otherwise holds the right to use all intellectual property rights, including, without limitation, all patents, copyrights, trademarks, Domain Rights (as defined below), trade secrets and computer software, material to the conduct of its business as currently conducted, except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, and (b) over-the-counter software that is commercially available to the public. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property, other than intellectual property that is not material to Borrower’s business and that Borrower has determined not to maintain or to abandon; (b) promptly advise PFG in writing of material infringements of its intellectual property; and (c) not allow any intellectual property owned by Borrower and material to Borrower’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent. If, before the Obligations have been paid and/or performed in full, Borrower shall (i) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (ii) apply for registration of any patent or obtain any patent or patent application; (iii) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent or other Governmental Body; or (iv) register or acquire any domain name or domain name rights, then the provisions of Section 2.1 shall automatically apply thereto, and Borrower shall use all commercially reasonable efforts to give PFG advance written notice thereof and in any event shall thereafter give PFG prompt written notice thereof (which for purposes hereof shall be deemed to be not more than fifteen (15) Business Days). Borrower shall further provide PFG with all information and details relating to the foregoing and take such further actions as PFG may reasonably request from time to time to enable PFG to perfect or continue the perfection of PFG’s interest in such Collateral.

3.14 Domain Rights and Related Matters. Borrower (a) is the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with its business and that of its Subsidiaries, free and clear of any rights or claims of any third party; (b) the information provided in the Representations with respect to domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, “Domain Rights”) is true, accurate and complete and Borrower shall promptly notify PFG of any changes to such information; (c) shall maintain all Domain Rights in full force and effect so long as any Obligations remain outstanding; (d) shall, upon request of PFG, notify such third parties (including domain registrars, hosting companies and internet service providers) of PFG’s security interest in Borrower’s Domain Rights; and (e) promptly advise PFG in writing of any disputes or infringements of its Domain Rights.

3.15 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions contemplated in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

3.16 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

3.17 Restricted License. Except as set forth in the Representations, Borrower is not party to any Restricted License.

3.18 The Company, Notes and Conversion Stock

(a) The shares of the Company’s Common Stock issuable upon conversion of the Notes (the “Conversion Stock”), upon issuance of the Notes, will be duly and validly reserved for issuance. The Conversion Stock, when issued upon conversion of Notes, will be validly authorized, issued and fully paid. The issuance and delivery of the Conversion Stock is not subject to preemptive or any similar rights of the stockholders of the Company (which have not been duly waived) or any Liens, except for restrictions on transfer provided for herein or under applicable federal and state securities laws and restrictions created by PFG. The Conversion Stock will be issued without any legends other than the Securities Act legend in the form set forth in the Notes, until such time as it is removed pursuant to the provisions thereof.

(b) The capitalization table of the Company provided to PFG as part of the Representations is true, correct, accurate and complete as of the date hereof.

(c) The execution and delivery of this Agreement and the Notes by Borrower and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Notes and the issuance and reservation for issuance of the Conversion Stock) have been duly authorized by the Company’s Board and no further consent of authorization or the Company, its Board or its shareholders is required.

(d) Except as specified in Exhibit A, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body or other person or entity is required on the part of the Company in connection with the execution, delivery and performance of this Agreement the Notes or the issuance, sale and delivery of the Conversion Stock, except (i) such filings as shall have been made prior to and shall be effective on and as of the date hereof, (ii) notice filings required pursuant to applicable state securities laws on or after the date hereof, and (iii) filings necessary to perfect security interests of PFG.

(e) Commencing on the date upon which the Notes are issued, the Company shall maintain authorized but unissued shares of Common Stock sufficient to accommodate the conversion of all Notes outstanding at any time and from time to time upon Optional Conversion.

(f) Assuming the accuracy of the representations and warranties of PFG contained in Exhibit D hereof, the offer, sale and issuance of the Notes are, and the Conversion Stock upon conversion thereof will be, exempt from the registration requirements of the Securities Act pursuant to 506 of Regulation D under the Securities Act and from the registration and qualification requirements of applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of such securities to any person or persons so as to bring the sale of the Notes and issuance of Conversion Stock upon conversion thereof by the Company within the registration provisions of the Securities Act.

(g) The Company is and will remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and (i) has filed and will file all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the initial issuance of any Notes, other than Form 8-K reports; and (ii) has submitted and will submit electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T, during the 12 months preceding such sale (a “Reporting Issuer”).

(h) At any time and from time to time, PFG may advise the Company that it does not wish to routinely and periodically receive Reports (or other information, as advised) under Section 6 of the Schedule other than by a later submitted “Special Request”, and if PFG so advises the Company, the Company shall not at any time thereafter (unless PFG so requires by Special Request) provide PFG with any material nonpublic information and shall publicly disclose the terms of such agreement on Form 8-K under the Exchange Act (including it as an exhibit thereto only if the Company deems it required under applicable law) promptly following the date of such PFG advice; provided, if applicable, that the Company makes no representation or warranty with respect to any information provided to the Company in writing pursuant to a Special Request.

(i) The Company has not and shall not pay any commission or other remuneration either directly or indirectly for soliciting the conversion of any Notes.

(j) The Company has not and shall not engage any placement agent, finder or broker dealer in connection with the offer and sale of the Notes and the Conversion Stock.

(k) Neither the Company nor any of its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for a failure to comply with Regulation D under the Securities Act and the Company shall comply in all respects with Regulation D in connection with any future securities offerings made in reliance on Regulation D.

(l) Neither the Company nor any person acting on its behalf has used or will use any form of general solicitation or general advertising in connection with the offer or sale of the Notes or the Conversion Stock.

3.19 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to PFG, as of the date of such representation, warranty or other statement was made, taken together with all such written certificates and written statements given to PFG, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by PFG that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts or as a representation or warranty as to future performance and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

4.	ACCOUNTS.

4.1 Representations Relating to Accounts. Borrower represents and warrants to PFG as follows: Each Account reflected from time to time in Reports provided to PFG under Section 6 of the Schedule or otherwise represented in Borrower’s Financial Statements shall, as of the date of such Reports and Financial Statements, represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business.

4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to PFG as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To Borrower’s Knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.3 Documents Relating to Accounts. If reasonably requested by PFG, Borrower shall furnish PFG with copies (or, at PFG’s request, originals) of all material contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.

4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. Subject to the rights of the Senior Lender, PFG may, in its good faith business judgment, upon the occurrence of an Event of Default, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment.

4.5. Remittance of Proceeds. Subject to the rights of the Senior Lender and, to the extent inconsistent herewith, Section 4.4, all proceeds arising from the Transfer of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than five (5) Business Days after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG the proceeds (i) of Accounts arising in the ordinary course of business, or (ii) of the sale of worn out, obsolete or unneeded Equipment disposed of by Borrower in good faith in an arm’s length transactions, or (iii) in connection with Permitted Liens and Permitted Investments, or (iv) of non-exclusive licenses and non-exclusive sublicenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, or (v) of Cash Equivalents for cash or other Cash Equivalents of equal or greater value, or (vi) of other Transfers in an aggregate amount not to exceed Ten Thousand Dollars ($10,000) in any fiscal year of Borrower. Borrower agrees that it will not commingle proceeds of Collateral (other than those described in subclauses (i) through (vi), above) with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above, and subject to the rights of the Senior Lender. PFG may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.6 Disputes. Borrower shall notify PFG promptly of all disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to PFG on the regular reports provided to PFG; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Facility A Credit Limit.

4.7 Verification. Following the occurrence and during the continuance of a Default, PFG may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, in the name of Borrower. Following the occurrence and during the continuance of an Event of Default PFG may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, in the name of Borrower or PFG or such other name as PFG may choose.

5.	ADDITIONAL DUTIES AND COVENANTS OF BORROWER.

Borrower will at all times comply with all of the following covenants throughout the term of this Agreement:

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, subject to the rights of the Senior Lender, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to Equipment and other fixed assets totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment and other fixed assets with respect to which the insurance proceeds were paid. PFG may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time reasonably request.

5.4 Access to Collateral, Books and Records. At reasonable times and, so long as no Event of Default has occurred, on three (3) Business Day’s notice (or if an Event of Default has occurred, regardless of notice thereof and cure periods, upon one (1) Business Day’s notice), PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $850 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses. So long as no Event of Default has occurred and no prior inspection or audit has revealed any material impropriety, inconsistency or defect in Borrower’s practices, Collateral or its books and records in relation thereto, such inspections and audits shall be conducted no more often than once every twelve months. Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without PFG’s prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:

(i) permit or suffer any Change in Control;

(ii) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;

(iii) create, incur, allow or suffer any Lien on any of its property (including Intellectual Property), or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the First-Priority Lien granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of PFG or the Senior Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a Lien in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except for Permitted Liens or as otherwise permitted in clause (iv), below;

(iv) Transfer, or permit any Subsidiary to Transfer, any Collateral (including without limitation the Transfer of Intellectual Property and the Transfer of Collateral which is then leased back by Borrower), except for (A) the proceeds of Accounts arising in the ordinary course of business, or (B) the proceeds of the sale of worn out, obsolete or unneeded Equipment disposed of by Borrower in good faith in an arm’s length transactions, or (C) in connection with Permitted Liens and Permitted Investments, or (D) of non-exclusive licenses and non-exclusive sublicenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, or (E) of Cash equivalents for cash or other Cash Equivalents of equal or greater value, or (E) other Transfers in an aggregate amount not to exceed Ten Thousand Dollars ($10,000) in any fiscal year of Borrower;

(v) store any Inventory or other Collateral with a fair market value in excess of $100,000 with any warehouseman or other third party, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment;

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis, except in the ordinary course of business;

(vii) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so;

(viii) create, incur, assume, guarantee or otherwise become liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness;

(ix) directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and loans owing from Subsidiaries that are not a Borrower to Borrower or another Subsidiary that constitute Permitted Subsidiary Investments or Other Permitted Investments;

(x) pay any dividends on Borrower’s stock or make any distribution or payment or redeem, retire or repurchase any capital stock (except for Permitted Investments); provided that (A) Borrower or any Subsidiary may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (B) Borrower may pay dividends solely in its common stock, (C) any Subsidiary may pay to Borrower (or a Borrower may pay to another Borrower) cash dividends on the stock of such Subsidiary or such Borrower paid and declared solely for the purpose of funding payments by such Borrower in respect of Taxes owing by such Borrower in respect of another Borrower or a Subsidiary, and (D) Mattersight Corporation may, in an aggregate combined amount for (1) and (2) not to exceed $750,000 in any calendar year: (1) pay cash dividends, semi-annually in arrears, with respect to the shares of Series B stock issued by Mattersight Corporation, and (2) from time to time redeem shares of Series B stock issued by Mattersight Corporation; provided, however, that Borrower’s balance sheet Cash immediately after each payment of a Series B dividend must be greater than $5,000,000; and provided further, for the avoidance of doubt, that the holders of Series B stock issued by Mattersight Corporation may convert such stock into common stock of Mattersight Corporation from time to time;

(xi) redeem (other than as expressly permitted under Section 5.5(x)(D)), retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock, except as required in the ordinary course of business and consistent with past practice in connection with redeeming or purchasing stock of departing employees, up to a maximum aggregate of $25,000 in any fiscal year;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;

(xiii) without at least thirty (30) days prior written notice to PFG: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $100,000 in Borrower’s assets or property, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization;

(xiv) liquidate or dissolve or elect to liquidate or dissolve;

(xv) merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, of permit any of its Subsidiaries to acquire, all or substantially all of the capital stock (or other equity interest) or property of any other Person; provided that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower;

(xvi) Borrower’s Board shall resolve to or approve, or Borrower shall otherwise take any steps to effect, any of the foregoing actions in clauses (i) through (xv), inclusive.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Changes. Borrower agrees to promptly notify PFG in writing of (i) any changes in the information set forth in Part A, Section 1(a), 1(b), 2(a), 2(b), 3(a), 3(c), 4(c) and 17; and (ii) any material changes to the information set forth in the remainder of the Representations. Changes (other than Trivial) to the information set forth in Part A, Sections 1, 2, 3 (other than the Sections specified above and variable dollar values of collateral from time to time), 4(a), 4(c), 4(d), 4(e), 5 and 6, and in Part B, Section 8, and Part C Sections 11(a), (b) and (c) and Sections 12 and 13 of the Representations shall be deemed material.

5.8 Further Assurances. Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG’s perfected First-Priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

5.9 Existing Subsidiaries. Notwithstanding and without limiting the affirmative covenant contained in Section 5.10 and the negative covenants contained in Sections 5.5(ii), (x) and (xv) hereof, if at any time either Mattersight Canada, individually, or the Other Subsidiaries, collectively, maintain gross assets in an aggregate amount greater than Five Hundred Thousand Dollars ($500,000), Borrower shall (a) cause Mattersight Canada or each of the Other Subsidiaries, as applicable, to provide to PFG a joinder to the Loan Agreement to cause Mattersight Canada and/or each of the Other Subsidiaries, as applicable, to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to PFG (including being sufficient to grant PFG a First-Priority Lien in and to the assets of Mattersight Canada and/or each of the Other Subsidiaries, as applicable), (b) provide to PFG appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in Mattersight Canada and/or each of the Other Subsidiaries, as applicable, in form and substance satisfactory to Bank, and (c) provide to PFG all other documentation in form and substance satisfactory to PFG, including one or more opinions of counsel satisfactory to PFG, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement or instrument executed or issued pursuant to this Section 5.9 shall be a Loan Document.

5.10 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the affirmative covenant contained in Section 5.9 and the negative covenants contained in Sections 5.5(ii), (x) and (xv) hereof, at the time that Borrower forms any direct or Indirect Subsidiary after the Effective Date, Borrower shall, unless otherwise directed by PFG in writing, (a) cause such new Subsidiary to provide to PFG a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to PFG (including being sufficient to grant PFG a First-Priority Lien in and to the assets of such newly formed or acquired Subsidiary), (b) provide to PFG appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to PFG; provided, that, with respect to any Foreign Subsidiary formed or acquired after the Effective Date, in the event that (i) the grant of a continuing pledge and security interest in and to the assets of any such Foreign Subsidiary, (ii) the guaranty of the Obligations of Borrower by any such Foreign Subsidiary and/or (iii) the pledge by Borrower of a perfected security interest in one hundred percent (100%) of the stock, units or other evidence of ownership of each Foreign Subsidiary, could reasonably be expected to have a Non-Trivial adverse tax effect on Borrower as demonstrated by Borrower to PFG, then Borrower shall only be required to grant and pledge to PFG a perfected security interest in no more than sixty-five percent (65%) of the stock, units or other evidence of ownership of such Foreign Subsidiary, and (c) provide to PFG all other documentation in form and substance satisfactory to PFG, including one or more opinions of counsel satisfactory to PFG, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement or instrument executed or issued pursuant to this Section 5.10 shall be a Loan Document.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity dates set forth in the Schedule (the respective “Maturity Date” of each Loan), subject to Sections 6.2, 6.3 and 6.4, below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date of any Loan as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to PFG and Borrower’s repayment of all Obligations as set forth in Section 6.3, provided, however, such termination shall not affect Borrower’s obligations in respect of Warrants issued to PFG and its designees; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

6.3 Payment of Obligations. On the Maturity Date of any Loan or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations in respect of such Loan, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable (other than inchoate indemnification obligations). Notwithstanding any termination of this Agreement, all of PFG’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full (other than inchoate indemnification obligations); provided that PFG may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement (other than inchoate indemnification obligations), PFG shall release its security interests hereunder and promptly terminate its financing statements with respect to the Borrower (or authorize Borrower or its designee to so terminate) and deliver to Borrower such other documents as may be required to fully terminate PFG’s security interests.

6.4 Survival of Certain Obligations. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, the obligations of Borrower under Section 5.6 and Section 9 shall survive the termination of this Agreement.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG immediate written notice thereof:

(a) Any warranty, representation, covenant, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three (3) Business Days after the date due; or

(c) the aggregate principal amount of Loans and other monetary Obligations outstanding at any time (other than Non-Overdue Monetary Obligations) shall exceed the aggregate of the Facility A Credit Limit in the case of Facility A and the principal amount of Facility B Notes at any time outstanding, and Borrower fails to repay such excess within one (1) Business Day from the date such excess occurs; or

(d) Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedule, or (ii) shall breach any of the provisions of Section 5.5 hereof, or (iii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iv) shall fail to permit PFG to conduct an inspection or audit as provided in Section 5.4 hereof or (v) shall fail to provide PFG with a Report under Section 6 of the Schedule within one (1) Business Day after the date due; or

(e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten (10) calendar days after the date due or, if such failure is reasonably susceptible of cure but cannot by its nature be cured within such ten (10) day period or cannot, after diligent attempts by Borrower, be cured within such ten (10) calendar day period, and such failure is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) calendar days) to cure such failure; provided, however, that Borrower’s right to such additional cure periods shall be conditioned upon (A) Borrower having provided PFG prompt notice of such failure, together with details as to the steps taken and proposed to be taken to cure such failure, (B) Borrower’s undertaking to cure such failure within such additional cure periods, and (C) Borrower providing to PFG its factual basis for believing such failure will be cured within such additional periods; or

(f) any levy, assessment, attachment or seizure is made on all or any part of the Collateral which is not cured within three (3) Business Days after the occurrence of the same, or any Lien (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within ten (10) calendar days after the occurrence of the same; or

(g) any default or event of default occurs under any obligation (including Indebtedness) secured by a Permitted Lien that individually or in the aggregate has a value or associated cost in excess of $50,000, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or

(i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 45 days after the date commenced; or

(k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(m) Borrower makes any payment on account of any Indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such Indebtedness or obligations terminates or in any way limits his subordination agreement; or

(n) a default or breach shall occur under any other Loan Document, which default or breach shall be continuing after the later of any cure period specified in such other Loan Document or five (5) Business Days; provided, however, so long as such default or breach does not, as determined in PFG’s good faith business judgment, involve material risk to PFG’s security interest, perfection or ability to exercise rights in any Collateral with a value in excess of $100,000, if such default or breach is reasonably susceptible of cure but cannot by its nature be cured within the relevant cure period or cannot after diligent attempts by Borrower be cured within such relevant cure period, and such default or breach is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) calendar days) to cure such default or breach; provided, however, that Borrower’s right to such additional cure period shall be conditioned upon (A) Borrower having provided PFG prompt notice of such default or breach, together with details as to the steps taken and proposed to be taken to cure such default or breach, (B) Borrower’s undertaking to cure such default or breach within such additional cure periods, and (C) Borrower providing to PFG its factual basis for believing such default or breach will be cured within such additional period; or

(o) a Material Adverse Change shall occur.

PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Subject to the rights of the Senior Lender, take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as PFG deems reasonable, or on PFG’s premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future Control Agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate. Notwithstanding the foregoing (but without limiting PFG’s right to cease lending to Borrower if a Default or Event of Default has occurred), PFG shall not exercise remedies in respect of Collateral if there are no monetary Obligations outstanding to PFG (other than inchoate indemnification obligations).

7.3 Standards for Determining Commercial Reasonableness. Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG’s security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other Lien, or assignment or satisfaction of mechanic’s, materialman’s or other Lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG’s possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any Liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; (j) Execute on behalf of Borrower and file in Borrower’s name such documents and instruments as may be necessary or appropriate to effect the transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of PFG or its designees, and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG’s rights under the foregoing power of attorney or any of PFG’s other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.

7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8.	DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.

“Board” means, with respect to any Person, such Person’s board of directors or other corporate governing authority compliant with such Person’s Constitutional Documents and applicable Legal Requirements.

“Borrowing” or “borrowing” or “draw” or “advance” and similar terms mean extensions of credit to Borrower under this Agreement.

“Borrowing Resolutions” means with respect to any Person, those resolutions adopted by such Person’s Board and delivered to PFG approving the Loan Documents to which such Person is a party and the Warrants and the transactions contemplated thereby.

“Business Day” means a day on which PFG is open for business.

“Cash” means unrestricted and unencumbered (except for the Liens of PFG and the Senior Lender) cash or Cash Equivalents in deposit accounts or investment accounts for which there is in effect a Control Agreement among Borrower, PFG and the depositary institution in respect of such accounts, unless the requirement for a Control Agreement has been waived by PFG.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group of Moody’s Investors Service, Inc.; (c) certificates of deposit with the Senior Lender (or if there is no Senior Lender, such financial institutions in respect of which PFG has in effect a Control Agreement) issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty-nine percent (49%) or more of the combined voting power of Borrower’s then outstanding securities (other than by sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to PFG the venture capital investors prior to the closing of the transaction and provides PFG a description of the material terms of the transaction).

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Compliance Certificate” means Borrower’s certification of its compliance with the terms and conditions of this Agreement, in the form as initially set forth as Exhibit B hereto, as such form may be amended from time to time upon advance notice from PFG to reflect any amendments, modifications and restatements of this Agreement or the waiver of any terms hereof.

“Constitutional Document” means in relation to any Borrower, such Borrower’s articles of incorporation, formation or association, certificate of incorporation or formation, by-laws or other or other document or instrument required or customary in such Borrower’s jurisdiction of formation, principal place of business or operation, including such Borrower’s agreements with shareholders and joint venture partners.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any Indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Control Agreement” means a written agreement among PFG, Borrower and a depositary bank or other custodian in respect of Borrower’s deposit accounts, securities accounts, commodity accounts, and investment accounts by which the depositary bank or other custodian, as appropriate, agrees to comply, following the occurrence of an Event of Default, with instructions given from time to time by PFG directing the disposition of the funds, investments and securities in Borrower’s deposit, investment and securities accounts without further consent of Borrower, which instructions may include not complying with instructions (which term may include the honoring of checks written by Borrower against funds in said accounts) given by Borrower.

“Conversion Notice” has the meaning set forth in Section 1 of the Schedule.

“Conversion Price” has the meaning set forth in Section 1 of the Schedule.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means the lesser of eighteen percent (18%) per annum and the maximum rate of interest that may lawfully be charged to a commercial borrower under applicable usury laws.

“Deferred Revenue” means all amounts received or invoiced in advance of performance under contracts and not yet recognized as Revenue.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Dollars”, “dollars” or the use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States, but when used in reference to a non-U.S. Person, may include the relevant foreign currency equivalent of the specified dollar amount.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” means (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense, amortization expense and non-cash compensation expense, plus (d) income tax expense.

“Effective Date” is defined in the preamble hereof.

“Effective Price” means the price at which Borrower common stock is in an Equity Financing or the price at which convertible securities issued in an Equity Financing convert into common stock, provided, however, that if the securities issued in an Equity Financing consist of any combination of securities (such as, for example only, a unit consisting of common stock or preferred stock with accompanying warrants or other derivative securities), the Effective Price shall be reduced by the value of the accompanying warrants or other derivative securities. For this purpose, the value of warrants or other derivative securities shall be valued by the Black-Scholes valuation model. For example, if a package of securities is sold consisting of one share of common stock and one warrant for a total consideration of 75 cents, and the Black-Scholes valuation of the warrant is 10 cents, the Effective Price of the common stock sold would be deemed to be 65 cents. If the securities issued in an Equity Financing are equity securities of a class or series other than common stock, the Effective Price shall be the lower of (i) the price at which incentive common stock options are then issued to Borrower’s employees, and (ii) the value of common stock determined in Borrower’s last 409A-compliant valuation.

“Equipment” means all present and future “equipment” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Financing” means the consummation of an equity (only) financing by Borrower that occurs within six (6) months after the Effective Date and provides net proceeds to Borrower of not less than $3,000,000.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“Excluded Collateral” means (a) any lease, license, contract or other agreement (or any equipment or other assets owned by a Borrower that are subject to or secured by a purchase money lien or a capital lease) disclosed in the Representations to PFG to the extent that such lease, license, contract or other agreement (or the agreement pursuant to which such purchase money lien is granted (or the document providing for such capital lease)) prohibits or would result in the termination of such agreement or document because of a grant of a security interest therein by the Borrower, and (b) more than sixty-five percent (65%) of the presently existing and hereafter arising, issued and outstanding shares of capital stock owned by Borrower in any Foreign Subsidiary in existence as of the Effective Date and disclosed to PFG and which shares entitled the holder thereof to vote for directors or for any other matter.

“Facility A” means the Facility A Loan described in Section 1 of the Schedule.

“Facility A Credit Limit” has the meaning set forth in Section 1 of the Schedule.

“Facility B” means the Facility B Loans (in the form of Notes) described in Section 1 of the Schedule.

“Facility B Availability Period” has the meaning set forth in Section 1 of the Schedule.

“First-Priority” means, in relation to PFG’s Lien in Collateral, a security interest that is prior to any other security interest, with the exception of the Liens of the Senior Lender and other Permitted Liens, which other Permitted Liens may only have superior priority to PFG’s Lien as expressly permitted herein or pursuant to a subordination agreement between PFG and the holder of such other Permitted Lien.

“Financial Statements” means consolidated financial statements of Borrower, including a balance sheet, income statement and cash flow and, in the case of monthly-required financial statements, showing data for the month being reported and a history showing each month from the beginning of the relevant fiscal year.

“Foreign Subsidiary” means any Subsidiary not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles, consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, principality, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) Contingent Obligations, and (d) capital lease obligations.

“Indirect Subsidiary” means a Person that is directly or indirectly majority owned or controlled through a chain of ownership by a Person that is a Subsidiary of any Borrower.

“Intellectual Property” means all present and future: (a) Copyrights, Copyright rights, Copyright applications, Copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) Patents, Patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) Trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Loan and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inside Debt” has the meaning set forth in Section 8(c) of the Schedule.

“Inventory” means all present and future “inventory” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Knowledge” or “best of knowledge” and words of similar import mean either (i) the actual knowledge of any of Borrower’s officers, including Managing Director, Chief Executive Officer, President, Legal Representative (in the case of Persons in the PRC, Chief Information Officer (if any), Chief Technology Officer (or equivalent), Chief Financial Officer and Corporate Controller, or Borrower’s Vice Presidents or General Managers supervising a business unit or division, or any persons succeeding or performing the responsibilities of such identified positions, or (ii) such knowledge as the persons in such identified positions would have assuming (A) Borrower policies in accordance with generally-accepted norms of corporate governance and (B) the actual exercise of reasonable diligence and prudence by such persons in accordance with such policies.

“Legal Requirement” means any written local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lien” or “lien” is a security interest, claim, mortgage, deed of trust, levy, charge, pledge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Loan Request” means any request that is made on a Business Day and may be made by a Borrower in connection with this Agreement, including a borrowing request, consent request, waiver request and the like.

“Material Adverse Change” is (i) a material impairment in the perfection or priority of PFG’s Lien in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower; (iii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iv) PFG determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 5 of the Schedule during the next succeeding financial reporting period.

“Mattersight Canada” is Mattersight (Canada) Corporation, a company organized under the laws of Canada.

“Mattersight Corporation” is defined in the preamble hereof.

“Mattersight Europe” is defined in the preamble hereof.

“Mattersight International” is defined in the preamble hereof.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for Taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Non-Overdue Monetary Obligations” means, at any time, the amount of monetary Obligations outstanding under this Agreement other than monetary Obligations owing but not then due, such as accrued and unpaid interest that is not yet due to be paid under the terms hereof.

“Non-Overdue Senior Monetary Obligations” means, at any time, the amount of monetary Obligations other than principal Indebtedness owed by Borrower to PFG and/or the Senior Lender (as the context indicates) but not then due, such as accrued and unpaid interest that is not yet due.

“Note(s)” has the meaning set forth in Section 1 of the Schedule.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and Indebtedness at any time owing by Borrower to PFG, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including Indebtedness under any obligation to purchase equity derivatives purchased or otherwise issued to PFG from time to time, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Ordinary (or “ordinary”) course of business” and derivatives shall apply to an action taken or an action required to be taken and not taken by or on behalf of a Borrower. An action will not be deemed to have been taken in the “ordinary course of business” unless: (a) such action is consistent with its past practices (if such type of action has been taken in the past and, if not, such action shall be deemed not in the ordinary course of business) and is similar in nature and magnitude to actions customarily taken by it; (b) such action is taken in accordance with sound and prudent business practices in its jurisdiction of organization; and (c) such action is not required to be authorized by its shareholders and does not require any other separate or special authorization of any nature.

“Other Property” means the following as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Code.

“Other Subsidiaries” means each of the Subsidiaries of each Borrower in existence as of the Effective Date, except (a) Mattersight Canada, and (b) any Subsidiary of any Borrower that is itself a Borrower.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.

“Permitted Indebtedness” means

(i) the Loans and other Obligations;

(ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto;

(iii) Subordinated Debt;

(iv) Indebtedness owing to Senior Lender not in excess of the Senior Debt Limit specified in the Schedule;

(v) unsecured Indebtedness incurred to trade creditors in the ordinary course of business;

(vi) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(vii) Indebtedness secured by Permitted Liens specified in clauses (i) and (ii) of the definition thereof;

(viii) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which has been reported to PFG in writing, and, in the case of reimbursement obligations to the Senior Lender in respect of letters of credit which do not exceed the Senior Debt Limit (taking into account all other Indebtedness to Senior Lender);

(ix) Indebtedness incurred after the Effective Date by a Borrower to its Subsidiary(ies) in no more in respect of each Borrower than $25,000 in the aggregate in any fiscal year; and

(x) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (ix) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or any Subsidiary, as the case may be.

“Permitted Investments” are:

(i) Investments (including in Subsidiaries) set forth on Exhibit A and existing on the date hereof;

(ii) Investments consisting of Cash Equivalents;

(iii) Investments by Borrower in Subsidiaries not to exceed $375,000 in the aggregate in any fiscal year (“Permitted Subsidiary Investments”);

(iv) Investments consisting of (A) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (B) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board; and

(iv) other Investments in an aggregate amount not to exceed $250,000 in any fiscal year or $500,000 during the term of this Agreement (“Other Permitted Investments”).

“Permitted Liens” means the following:

(i) Liens existing on the Effective Date and set forth in the Representations or arising under this Agreement or the other Loan Documents;

(ii) purchase money Liens or capital leases (A) on Equipment acquired or held by Borrower incurred for financing the acquisition or capital lease of such Equipment securing no more than $6,000,000 in the aggregate amount at any time outstanding, or (B) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(iii) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable, or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books; provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(iv) additional Liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional Lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;

(v) Liens being terminated substantially concurrently with this Agreement;

(vi) Liens of materialmen, mechanics, warehousemen, carriers, suppliers or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory securing liabilities in the aggregate amount not to exceed $100,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(vii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement Lien is limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

(viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(ix) statutory, common law or contractual Liens of depository institutions or institutions holding securities account (including rights of set-off) securing only customary charges and fees in connection with such accounts;

(x) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(xi) Liens in favor of Senior Lender securing an amount not in excess of the Senior Debt Limit; and

(xii) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (i) through (xi), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Permitted Subsidiary Investments” is defined in clause (iii) of the definition of “Permitted Investments”.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Plan” means Borrower’s Board-approved financial plan and forecast for each fiscal year, as contemplated in Section 6 of the Schedule).

“Qualifying Request” means a request made by a Responsible Officer of Borrower under Section 1.4 for a Loan that is within Borrower’s borrowing availability under this Agreement and the Schedule, meets the applicable conditions set forth in Sections 9 (solely with respect to any draw under Facility A on the Effective Date) and 10 of the Schedule and is accompanied by such certificates, documents and instruments as may be required under this Agreement or otherwise reasonably required by PFG to confirm Borrower’s compliance with the Loan Documents at the time of such request.

“Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.

“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” means any material license or other agreement with respect to which Borrower is the licensee that (i) prohibits or otherwise restricts Borrower from granting a security in Borrower’s interest in such license or agreement or any other property, or (ii) for which a default under or termination of could interfere with PFG’s right to sell any Collateral.

“Revenues” means Borrower’s consolidated revenues required to be recognized as such under GAAP.

“Secretary’s Certificate” is, with respect to any Person, a certificate executed by such Person’s Secretary on behalf of such Person certifying (i) that such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (ii) that attached as an exhibit to such certificate is a true, correct and complete copy of the Borrowing Resolutions then in full force and effect authorizing and ratifying the execution, delivery and performance by such Person of the Loan Documents to which it is a party and the Warrants, (iii) the name(s) of the Person(s) authorized to execute the Loan Documents and (as applicable) Warrants on behalf of such Person, together with a sample of the true signature(s) of such Person(s), (iv) that PFG may conclusively rely on such certificate unless and until such Person shall have delivered to PFG a further certificate canceling or amending (in each case with prospective effect only) such prior certificate, and (v) in the case of each Borrower and in respect of each Subsidiary whose equity is pledged to PFG to secure performance of the Obligations, the capitalization table of such Person.

“SEC Documents” means any and all periodic and other reports, proxy statements and other materials filed by Mattersight Corporation with the SEC, any Governmental Body succeeding to any or all functions of the SEC or with any national securities exchange, or distributed to its stockholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Mattersight Corporation posts such documents, or provides a link thereto, on Mattersight Corporation’s website on the Internet at Mattersight Corporation’s website address.

“Security Instruments” means financing statements filed under the Code in any jurisdiction in which such financing statements may be filed, fixed and floating charges, share charges, mortgage debentures, and any other notices, instruments and filings that reflect the “all assets” security granted to PFG by Borrower in this Agreement and the other Loan Documents, including notices in respect of Intellectual Property.

“Senior Debt Limit” has the meaning set forth in Section 8(a)(2) of the Schedule.

“Senior Lender” has the meaning set forth in Section 8(a)(1) of the Schedule.

“Senior Loan Document” has the meaning set forth in Section 8(a)(1) of the Schedule.

“Special Request” in relation to Reports (Section 6 of the Schedule) means, after PFG has advised Borrower that it does not wish to automatically receive periodic Borrower reports and financial information other than as and when made available to the public generally, a PFG written request designated a “Special Request” to receive information, reports and certificates required to be delivered on a scheduled periodic basis under the terms of Section 6 of the Schedule.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Subordinated Debt” means Indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter Indebtedness to PFG (pursuant to a subordination, intercreditor or other similar agreement in form and substance satisfactory to PFG entered into between PFG and the other creditor and, if so required by PFG, Borrower, on terms acceptable to PFG; provided, however, for purposes of calculating Tangible Net Worth (only), Subordinated Debt shall include the principal amount of Facility A Loans and the principal amount of any Facility B Notes outstanding, in each case as at any date of measurement.

“Subordination Agreement” means an agreement between PFG and a third party in form and substance satisfactory to PFG by which the Liens and repayment of such third party are subordinated to the Liens and prior payment of all Obligations.

“Tangible Net Worth” means, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, Patents, Trademarks, Copyrights, and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers and other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar contract.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“10-day VWAP” has the meaning set forth in Section 1 of the Schedule.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” or “transfer” shall include any sale, assignment with or without consideration, encumbrance, hypothecation, pledge, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

“Trivial” and “Non-Trivial” mean trivial and non-trivial, respectively, from the perspective of a lender in PFG’s position, as determined by PFG in its good faith business discretion, and “Non-Trivial” includes a lesser level of significance that does the term “material.”

“Warrants” has the meaning set forth in Section 9 of the Schedule.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Confidentiality. PFG agrees to use the same degree of care that it exercises with respect to its own information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.

9.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.

9.3 Payments. All Payments may be applied, and in PFG’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

9.4 Charges to Accounts. PFG may, in its discretion, require that Borrower pay monetary Obligations in cash to PFG, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans.

9.5 Monthly Accountings. PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.6 Notices; Authorization to Use Borrower Name, Etc. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, together with confirmation of transmission and sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller executing the Representations (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, in the Representations or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first Business Day of receipt during the Business Day of recipient in the case of notices sent by fax or electronic mail, as provided herein. By entering into this Agreement, Borrower irrevocably authorizes PFG to: (i) use Borrower’s logo on PFG’s website and in its marketing materials to denote the lending relationship between PFG and Borrower; (ii) use a “tombstone” to highlight the transaction(s) from time to time between PFG and Borrower; and (iii) to issue press releases in a form reasonably acceptable to Borrower and PFG highlighting and summarizing the credit facilities extended by PFG to Borrower from time to time under this Agreement, as amended from time to time, all of the above (i) through (iii), for marketing purposes.

9.7 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.8 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.9 Waivers; Indemnity. The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages directly resulting from the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.10 No Liability for Ordinary Negligence. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.

9.11 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.

9.12 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.13 Attorneys Fees and Costs. Borrower shall reimburse PFG for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.14 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

9.15 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.16 Limitation of Actions. Any claim or cause of action by one party against the other, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by a party, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by a party by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of a party, or on any other person authorized to accept service on behalf of such party, within thirty (30) days thereafter. Each party agrees that such one-year period is a reasonable and sufficient time for it to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of the party against which a claim is proposed to be brought, in its sole discretion. Notwithstanding the foregoing, the time within which PFG may bring a claim shall be tolled during the pendency of any bankruptcy or insolvency proceedings in respect of Borrower. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.17 Loan Monitoring. At reasonable times and upon reasonable advance notice to Borrower, PFG shall have the right, during any period in which the Loans (or any portion thereof) have been drawn by Borrower and are outstanding or during which PFG has any obligation to lend to Borrower, to visit personally with Borrower up to four times per calendar year at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with Borrower’s management in order to remain as up-to-date with Borrower’s business as is practicable and to maintain best practices in terms of lender loan monitoring and diligence. Reasonable out-of-pocket costs, including travel and lodging for up to two PFG staff for two of the four visits shall be at Borrower’s expense and reimbursed in the same manner as other PFG expenses under this Agreement.

9.18 Correction of Loan Documents. PFG may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as PFG provides Borrowers with written notice of such correction and allows Borrower at least ten (10) Business Days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both PFG and Borrower.

9.19 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise.

9.20 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California. Each of Borrower and PFG (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights such party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

9.21 Multiple Borrowers; Suretyship Waivers.

(a) Borrower’s Agent. Each Borrower hereby irrevocably appoints each other Borrower, as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of the Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from PFG. PFG may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, as Borrowers’ agent, or on behalf of one or more Borrowers, and PFG shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby.

(b) Waivers. Each Borrower hereby waives: (i) any right to require PFG to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other Person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with PFG or any Indebtedness of PFG to any other Borrower, or to exercise any other right or power, or pursue any other remedy PFG may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other Person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other Person, with respect to all or any part of the Obligations, or by reason of any act or omission of PFG or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other Person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of PFG to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other Person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other Person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Borrower hereunder except the full performance and payment of all of the Obligations. If any claim is ever made upon PFG for repayment or recovery of any amount or amounts received by PFG in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and PFG repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over PFG or any of its property, or by reason of any settlement or compromise of any such claim effected by PFG with any such claimant (including without limitation the any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and the Borrower shall be and remain liable to PFG under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by PFG, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other Person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine. Each Borrower further hereby waives any other rights and defenses that are or may become available to the Borrower by reason of California Civil Code Sections 2787 to 2855 (inclusive), 2899, and 3433, as now in effect or hereafter amended, and under all other similar statutes and rules now or hereafter in effect.

(c) Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, PFG may, from time to time before or after revocation of this Agreement, do any one or more of the following in PFG’s sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which PFG at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such Person or secured by such Collateral or security, in such manner and order as PFG determines in its sole discretion, and regardless of whether such Indebtedness is part of the Obligations, is secured, or is due and payable. Borrower consents and agrees that PFG shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Borrower further consents and agrees that PFG shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, PFG shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

(d) Foreclosure of Trust Deeds. Each Borrower waives all rights and defenses that the Borrower may have because any other Borrower’s Obligations are secured by real property. This means, among other things: (1) PFG may collect from the Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; and (2) If PFG forecloses on any real property collateral pledged by another Borrower: (A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) PFG may collect from the Borrower even if PFG, by foreclosing on the real property collateral, has destroyed any right the Borrower may have to collect from the other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses the Borrower may have because any other Borrower’s Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Each Borrower waives all rights and defenses arising out of an election of remedies by PFG, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Borrower’s rights of subrogation and reimbursement against another Borrower or any other Person by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e) Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by PFG. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any manner upon any representation or statement of PFG with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting PFG to furnish to it any information now or hereafter in PFG’s possession concerning the same or any other matter.

(f) Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by PFG to effect, to enforce and to give notice of such subordination.

9.22 Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

[SIGNATURE PAGE FOLLOWS]

Borrowers:		PFG:
MATTERSIGHT CORPORATION		PARTNERS FOR GROWTH IV, L.P.

By	/s/ MARK ISERLOTH	By	/s/ LORRAINE NIELD
	President or Vice President	Name:	Lorraine Nield
By	/s/ CHRISTINE R. CARSEN	Title:	Manager, Partners for Growth IV, LLC Its General Partner
Secretary or Ass’t Secretary

MATTERSIGHT EUROPE HOLDING CORPORATION

By	/s/ CHRISTINE R. CARSEN
President or Vice President

By	/s/ CHRISTINE R. CARSEN
Secretary or Ass’t Secretary

MATTERSIGHT INTERNATIONAL HOLDING, INC.

By	/s/ CHRISTINE R. CARSEN
President or Vice President

By	/s/ CHRISTINE R. CARSEN
Secretary or Ass’t Secretary

Signature Page to Loan and Security Agreement

Partners For Growth

Schedule to

Loan and Security Agreement

Borrower:	Mattersight Corporation, a Delaware corporation
Address:	200 S Wacker Drive, Suite 820, Chicago, IL 60606

Borrower:	Mattersight Europe Holding Corporation, a Delaware corporation
Address:	200 S Wacker Drive, Suite 820, Chicago, IL 60606

Borrower:	Mattersight International Holding, Inc., an Illinois corporation
Address:	200 S Wacker Drive, Suite 820, Chicago, IL 60606

Date: August 19, 2013

This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH IV, L.P. and the above-borrower of even date.

1.	LOANS

(Section 1.1):

Facility A Loan:	An amount not to exceed a principal amount of Three Million Dollars ($3,000,000) (the “Facility A Credit Limit”) at any one time outstanding, which shall be available within three (3) Business Days after Borrower’s satisfaction of the conditions set forth in Section 9 of this Schedule. Facility A Loans may be repaid in Borrower’s discretion and, subject to Borrower’s compliance with the conditions set forth in Section 10 of this Schedule, re-drawn from time to time.

Facility B Loan:	The Facility B Loan shall consist of up to two (2) $1,000,000 principal amount convertible term Loans issued against Borrower’s delivery of promissory notes in the form appended hereto as Exhibit C (each a “Note” and collectively, the “Notes”), with availability subject to, (i) in the case of the first Facility B Loan, Borrower earning not less than $15 million in Revenues for the period July 1, 2013 through December 31, 2013, and (ii) in the case of the Second Facility B Loan, Borrower earning not less than $15 million in Revenues for the period January 1, 2014 through June 30, 2014. In each case, Borrower shall demonstrate its qualification to borrow Facility B Loans by delivery of the Reports required in Section 6 of this Schedule. Borrower shall draw Facility B Loans within thirty (30) days after demonstrating its qualification to issue a Facility B Note (under clauses (i) and/or (ii) above) (the “Facility B Availability Period”).

Partners for Growth Schedule to Loan and Security Agreement

Optional Conversion:	At any time prior to the Maturity Date of any Facility B Note, PFG may at its option convert any Facility B Loan Note (or any part thereof) into the common stock of Borrower (an “Optional Conversion”) at a conversion price equal to the greater of: (i) the volume-weighted average price of Borrower’s common stock over the ten (10) consecutive trading day period prior to the date on which a Note is issued to PFG (the “10-day VWAP”), plus a 20% premium the 10-day VWAP, and (ii) the Effective Price per share of securities issued in an Equity Financing (the “Conversion Price”) as set forth in the applicable Note. PFG may exercise its right to convert a Note by sending notice thereof via facsimile or electronic mail specifying the Note(s) (or parts thereof) to be converted into Conversion Stock (a “Conversion Notice”). The date on which a Conversion Notice is sent to Borrower shall be a Conversion Date. Pursuant to the terms of the Conversion Notice, Borrower shall issue the Conversion Stock within three (3) business days of the delivery of the Conversion Notice.

Prepayment:	The Facility A Loans may be fully repaid at any time by Borrower without penalty or fee. Any Notes issued under Facility B may be repaid by Borrower only upon a conditionally-exercisable warrant to purchase Borrower’s common stock issued in connection with the Facility B Loan becoming then exercisable, which warrant shall be delivered by Borrower to Lender on the Effective Date. Facility B principal amounts repaid may not be reborrowed.

2.	INTEREST.

Interest Rate (Section 1.2):

A rate equal to 9.75% per annum shall accrue and be paid monthly on outstanding principal Obligations. Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month.

Interest Rate Reduction:

If Borrower meets or exceeds (1) Revenues of no less than (a) $8,283,000 in Q3-2013 and (b) $9,113,000 in Q4-2013, and (2) EBITDA of no less than (a) ($78,000) in Q3-2013 and (b) ($37,000) in Q4-2013 (with numbers in parentheses denoting negative numbers), and (3) positive EBITDA in either of Q1-2014 or Q2-2014, in each case as demonstrated by Borrower’s Reports required under Section 6 of this Schedule, then the Interest Rate shall thereafter (from the date of such demonstrated compliance) be reduced to an annual rate of 8.75%.

Partners for Growth Schedule to Loan and Security Agreement

3.	FEES (Section 1.4):

Loan Fees:

(a) Two Percent (2%) of the Facility A Credit Limit (a $60,000 fee), payable concurrently herewith; and

(b) One Percent (1%) of the Facility A Credit Limit (a $30,000 fee), payable on the first anniversary of the Effective Date, if this Agreement has not been terminated as of such date; and

(c) One Percent (1%) of the Facility A Credit Limit (a $30,000 fee), payable on the second anniversary of the Effective Date, if this Agreement has not been terminated; and

(d) One Percent (1%) of the Facility B maximum principal loan amount (a $20,000 fee), payable concurrently herewith; and

(e) One Percent (1%) of the principal amount of the first Facility B Loan (a $10,000 fee), payable on the date Borrower issues the first Facility B Note (if Borrower has qualified to make such Facility B borrowing and elects to do so); and

(f) One Percent (1%) of the principal amount of the second Facility B Loan (a $10,000 fee), payable on the date Borrower issues the second Facility B Note (if Borrower has qualified to make such Facility B borrowing and elects to do so).

4.	MATURITY DATE

(Section 6.1):	Facility A: August 19, 2016

Facility B: Five (5) years from the issue date of each Facility B Note, respectively.

5.	FINANCIAL COVENANTS

(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Minimum Tangible Net Worth:	Borrower shall maintain at all times, to be tested as of the last day of each month and calculated on a consolidated basis for Borrower and its Subsidiaries, a Tangible Net Worth in an amount equal to or greater than $3,000,000, increasing by (i) fifty percent (50%) of positive quarterly Net Income plus (ii) fifty percent (50%) of the proceeds from issuances of equity and the principal amount of Subordinated Debt, in each case issued after the Effective Date; provided that the maximum Tangible Net Worth financial covenant requirement hereunder, after giving effect to such increases, shall not exceed $10,000,000.

Partners for Growth Schedule to Loan and Security Agreement

Minimum Revenues:	Borrower shall maintain Revenues, to be tested as of the last day of each calendar quarter and calculated on a consolidated basis for Borrower and its Subsidiaries, of not less than the following amounts for each corresponding period:

Period	Minimum Revenues
Q3-2013	$6,521,000
Q4-2013	$7,221,000
Q1-2014	$6,669,000
Q2-2014	$7,333,000
Q3-2014	$8,340,000
Q4-2014	$9,533,000

For periods after Q4-2014, the minimum threshold shall be 80% of Borrower’s Plan Revenues for each period.

Minimum EBITDA:	Borrower shall maintain EBITDA, to be tested as of the last day of each calendar quarter and calculated on a consolidated basis for Borrower and its Subsidiaries, of not less than the following amounts for each corresponding period:

Period	Minimum EBITDA
Q3-2013	$(750,000)
Q4-2013	$(750,000)
Q1-2014	$(1,350,000)
Q2-2014	$(600,000)
Q3-2014	$1
Q4-2014	$1

For periods after Q4-2014, the minimum threshold shall be at least $1.00 in EBITDA for each period.

Partners for Growth Schedule to Loan and Security Agreement

6.	REPORTING.

(Section 5.3):

Unless Borrower shall have received a written request from PFG not to routinely deliver reports and other information that may contain material non-public information (as so identified by PFG), Borrower shall provide PFG with the following:

(a)     Monthly accounts receivable and accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within 30 days after the end of each month.

(b)     Monthly Deferred Revenue schedules, within 30 days after the end of each month.

(c)     Monthly unaudited consolidating financial statements, consolidated accounts receivable and accounts payable agings, within 30 days after the end of each month.

(d)     Monthly Compliance Certificates, within 30 days after the end of each month, signed by the Chief Financial Officer or another Responsible Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as PFG shall reasonably request.

(e)     Annual operating budgets and forecasts (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower as soon as available and in no event later than 60 days after the end of each fiscal year of Borrower.

(f)      Annual financial statements, as soon as available, and in any event within 150 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to PFG in its reasonable discretion. If Borrower files a form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

(g)     Upon PFG’s request, copies of all reports and statements provided by Borrower to the Senior Lender and such other information as PFG may reasonably request.

(h)     Within 5 days of filing, copies of all SEC Documents.

7.	BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower submitted to PFG on August 6, 2013 (the “Representations”) is true and correct as of the Effective Date to the extent required in Section 5.7.

Partners for Growth Schedule to Loan and Security Agreement

8.	ADDITIONAL PROVISIONS

(a)     Senior Lender.

(1)     Senior Lender. As used herein, “Senior Lender” means Silicon Valley Bank, and “Senior Loan Documents” means all present and future documents instruments and agreements entered into between Borrower and Senior Lender or by third parties relating to Borrower and Senior Lender.

(2)     Senior Debt Limit. Subject to the proviso below, Borrower shall not permit the total Indebtedness at any time of Borrower to the Senior Lender, exclusive of Non-Overdue Senior Monetary Obligations, to exceed $10,000,000 at any time outstanding (the “Senior Debt Limit”), including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower); provided, however, that Borrower’s total Indebtedness at any time to the Senior Lender shall not exceed $7,500,000 without the written consent of PFG.

(3)     Senior Loan Documents. Borrower represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Borrower covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.

(b)    Deposit Accounts. Concurrently, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into Control Agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’ security interest in said Deposit Accounts, subject to the security interest of the Senior Lender. Said Control Agreements shall permit PFG, upon the occurrence of an Event of Default, to exercise exclusive control over said Deposit Accounts (subject to the rights of the Senior Lender); provided, however, no Control Agreement shall be required in respect of the non-U.S. accounts disclosed in the Representations so long as the average daily balance during any month for any such account does not exceed $200,000.

Partners for Growth Schedule to Loan and Security Agreement

(c)     Subordination of Inside Debt. All present and future Indebtedness of Borrower to its officers, directors and shareholders, excluding indebtedness incurred in connection with the obligation to pay mandatory dividends (or the deferral of such dividends) with respect to the shares of Series B stock issued by Mattersight Corporation (“Inside Debt”), to the extent that the same exceeds, in any single instance, $15,000, or in the aggregate with respect to all unsubordinated Inside Debt outstanding at any given time, $50,000, shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement in form and substance acceptable to PFG. Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Exhibit A. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

9.	CONDITIONS TO INITIAL LOAN

10.     In addition to any other conditions to the Loan set out in this Agreement, PFG will not make the initial Facility A Loan until PFG shall have received, in form and substance satisfactory to PFG, such documents, and completion of such other matters, as PFG may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by PFG in its sole discretion, negatively affect or be reasonably expected to negatively affect the collectability of the Obligations, PFG’s security interest in Borrower’s Collateral, or the value thereof (in other than Trivial respects), including, without limitation:

(a)     duly executed original signatures of Borrower to the Loan Documents to which Borrower is a party;

(b)     Borrower’s respective Constitutional Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of each Borrower’s jurisdiction or organization as of a date no earlier than thirty (30) days prior to the date hereof, together with a foreign qualification certificate from each State in which each Borrower is qualified to do business (as of a date no earlier than one hundred eighty (180) days prior to the date hereof);

Partners for Growth Schedule to Loan and Security Agreement

(c)     a Secretary’s Certificate for each Borrower, including Borrowing Resolutions for each Borrower;

(d)     Control Agreements as required by Section 8(b) of this Schedule, duly executed by Borrower and each relevant depositary institution in favor of PFG;

(e)     financing statement searches, as PFG shall request, accompanied by written evidence (including any UCC termination statements) that Liens indicated in such financing statement searches (other than Permitted Liens) have been or, in connection with the Loan, will be terminated or released;

(f)      the Representations, duly executed by Borrower;

(g)     landlord consents executed in favor of PFG by the landlord of Borrower’s Edina facility with respect to such premises;

(h)     certified resolutions of the Board approving all borrowings to be made under Facility A;

(i)      duly executed warrants in favor of PFG and its designees to purchase shares of Mattersight Corporation’s common stock in agreed form (the “Warrants”);

(j)      the insurance certificates and/or endorsements required pursuant to Section 5.2;

(k)     payment of the Loan Fees specified in clause (a) of Section 3 of this Schedule and PFG’s reasonable expenses incurred in connection with the Loan as of the Effective Date;

(l)      a duly executed Compliance Certificate dated the date hereof;

(m)    the Intellectual Property Security Agreement and related Collateral Agreements and Notices, together then-current true, complete and accurate Exhibits detailing the relevant Intellectual Property (including Domain Rights);

(n)     true, correct and current copies of the Senior Loan Documents;

(o)     Senior Lender and PFG shall have entered into a subordination agreement in respect of the relative priorities of their Liens and repayment;

(p)     a Pledge Agreement by Mattersight Corporation in respect of each of its Subsidiaries;

Partners for Growth Schedule to Loan and Security Agreement

(q)     an opinion of Borrower counsel addressing authority and enforceability (each Borrower); and

(r)      execution and delivery of the contingently-exercisable Warrants described in Section 1 (“Prepayment”) of this Schedule.

10.	CONDITIONS TO ALL LOANS

11.     In addition to any other conditions to Loans set out in this Agreement, PFG will not make any Loan until PFG shall have received, in form and substance satisfactory to PFG:

12.     (a) a Loan Request that constitutes a Qualifying Request;

(b) a Compliance Certificate;

(c) any update to the Representations then required;

(d) in the case of the Facility B Loans, execution and delivery of a Facility B Note and an opinion of counsel addressing the matters set forth in Section 3.18 in the case of Mattersight Corporation in respect of the Note being issued;

(e) certified resolutions of the Board approving (i) each borrowing under Facility A not within the scope of its approval under Section 9(h), and (ii) each borrowing to be made under Facility B; and

(e) no Default or Event of Default shall have occurred and be continuing.

[Signature Page Follows]

Borrowers:		PFG:

MATTERSIGHT CORPORATION		PARTNERS FOR GROWTH IV, L.P.

By	/s/ MARK ISERLOTH	By	/s/ LORRAINE NIELD
	President or Vice President	Name:	Lorraine Nield
		Title:	Manager, Partners for Growth IV, LLC Its General Partner
By	/s/ CHRISTINE R. CARSEN
Secretary or Ass’t Secretary

MATTERSIGHT EUROPE HOLDING CORPORATION

By	/s/ CHRISTINE R. CARSEN
President or Vice President

By	/s/ CHRISTINE R. CARSEN
Secretary or Ass’t Secretary

MATTERSIGHT INTERNATIONAL HOLDING, INC.

By	/s/ CHRISTINE R. CARSEN
President or Vice President

By	/s/ CHRISTINE R. CARSEN
Secretary or Ass’t Secretary

- Signature Page of Schedule to Loan and Security Agreement -

Exhibit A to Loan and Security Agreement

Section 3.18(d) – Consents (if any)

Section 8 - “Permitted Indebtedness”—Other Existing Permitted Indebtedness:

Indebtedness of Mattersight Corporation to its Subsidiaries
Indebtedness to Mattersight (Deutschland) GmbH	$4,607,071

Section 8 - “Permitted Investments”—Other Existing Permitted Investments:

Investments by Mattersight Corporation in its Subsidiaries
Investment in Mattersight (Deutschland) GmbH	$2,344,782
Investment in Mattersight (U.K.) Limited	$19,543,400
Investment in Mattersight (Canada) Corporation	$2,654,850
Investment in Mattersight Corporation (Australia) Pty. Ltd	$5,741,387
Investment in Mattersight (Netherlands) B.V.	$813,215

Exhibit B to Loan and Security Agreement – Compliance Certificate

$1,000,000	, 2014

THIS SENIOR CONVERTIBLE PROMISSORY NOTE (“NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.

THIS NOTE IS BEING ISSUED PURSUANT TO A LOAN AND SECURITY AGREEMENT BETWEEN MAKER AND HOLDER DATED AS OF AUGUST 19, 2013 (THE “LOAN AGREEMENT”).

SENIOR CONVERTIBLE PROMISSORY NOTE

Mattersight Corporation, a Delaware corporation, Mattersight Europe Holding Corporation, a Delaware corporation and Mattersight International Holding, Inc., an Illinois corporation (individually and collectively, jointly and severally, “Maker”), for value received, promises to pay to Partners for Growth IV, L.P. (“Holder”), so long as a Conversion Event has not occurred prior to the Maturity Date (as defined below), the principal sum of One Million Dollars (the “Principal Amount”) on [DATE 5 YRS FROM ISSUE DATE] or, if earlier, immediately upon Holder demand after the occurrence of an Event of Default under the Loan Agreement that is continuing (the “Maturity Date”), as provided herein. Capitalized terms used but not defined herein are used with the meanings given to them in the Loan Agreement. This Note is one of up to two (2) Notes in like principal amount contemplated to be issued under the Loan Agreement, differing only as to issue date and Conversion Price. The terms of the Loan Agreement shall govern this Note and are incorporated by reference herein.

1. Payments.

(a) The interest rate payable hereunder shall be 9.75% per annum, fixed, payable monthly on the basis set forth in Section 2 of the Schedule to the Loan Agreement; provided, however, if Maker meets or exceeds (1) Revenues of $32,000,000, and EBITDA of ($325,000) (numbers in parentheses denoting a negative number) for its 2013 fiscal year, as demonstrated by Maker’s Reports required under Section 6 of the Schedule to the Loan Agreement, then the Interest Rate shall thereafter (from the date of such demonstrated compliance) be reduced to an annual rate of 8.75%. Any accrued and unpaid interest on this Note will be due and payable on the day that all principal is due and payable, whether on the Maturity Date, by acceleration, at the time of a Conversion Event or otherwise.

(b) Payment shall be made in lawful tender of the United States in immediately available funds, and shall be credited first to accrued interest then due and payable with the remainder applied to principal. This Note may not be prepaid in whole or in part at any time prior to the Maturity Date.

2. Ranking. This Note and all principal, interest and other amounts, if any, payable hereunder shall rank senior in right of payment to all other Maker Indebtedness, except as otherwise specified in the Loan Agreement.

3. Conversion.

(a) This Note may be converted into that number of shares of Common Stock (rounded up to the nearest whole share) determined by dividing the Principal Amount (excluding interest) of this Note by the greater of: (i) [the volume-weighted average price of Borrower’s common stock over the ten (10) consecutive trading day period prior to the date on which a Note is issued to PFG (the “10-day VWAP”), plus a 20% premium the 10-day VWAP][TO BE INSERTED ON ISSUE OF NOTE], and (ii) the Effective Price per share of securities issued in an Equity Financing (as each such term is defined in the Loan Agreement, the “Conversion Price”), subject to adjustment below, at any time upon the election of the Holder hereof by delivery of a Conversion Notice (a “Conversion Event”).

(b) As soon as practicable after the occurrence of a Conversion Event, Maker at its expense will cause to be issued in the name of and delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled on such conversion. No fractional Conversion Stock shall be issued on conversion of the Note.

(c) From and after the occurrence of a Conversion Event, Maker shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of this Note and the other Note (if issued). Maker will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, dividend or other distribution of cash or property, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Maker, but will at all times in good faith assist in the carrying out of all the provisions hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Holder as set forth herein against impairment.

4. Conversion Adjustments.

(a) Adjustments. The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 4.

(b) Subdivisions, Combinations and Stock Dividends. If Maker shall at any time subdivide by split-up or otherwise, its outstanding Common Stock into a greater number of shares, or issue additional Common Stock as a dividend, bonus issue or otherwise with respect to any Common Stock, the Conversion Price in effect immediately prior to such subdivision or share dividend or bonus issue shall be proportionately reduced. Conversely, in case the outstanding Common Stock of Maker shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(c) Reclassification, Exchange, Substitutions, Etc. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon conversion of this Note, Holder shall be entitled to receive, upon conversion of this Note, the number and kind of securities and property that Holder would have received in exchange for the securities that would have been issued on conversion if this Note had been converted immediately before such reclassification, exchange, substitution, or other event. Maker or its successor shall promptly issue to Holder a certificate setting forth the number and kind of such new securities or other property issuable upon exchange or exercise of this Note as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exchange or exercise of this Note. The certificate shall provide for adjustments (as determined in good faith by Maker’s Board of Directors) which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4 including, without limitation, adjustments to the Conversion Price. The provisions of this Section 4(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other similar events.

(d) Notices of Record Date, Etc. In the event that Maker shall:

(1) declare or propose to declare any dividend upon its Common Stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or

(2) offer for sale any additional shares of any class or series of Maker’s stock or securities exchangeable for or convertible into such stock in any transaction that would give rise (regardless of waivers thereof) to pre-emptive rights of any class or series of stockholders, or

(3) effect or approve any reclassification, exchange, substitution or recapitalization of the capital stock of Maker, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of Maker with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors), or

(4) offer holders of registration rights the opportunity to participate in any public offering of Maker’s securities,

then, in connection with such event, Maker shall give to Holder:

(i) at least ten (10) days prior written notice of the date on which the books of Maker shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (1) or (2) above, or for determining rights to vote in respect of the matters referred to in (3) above; and

(ii) in the case of the matters referred to in (3) above, at least ten (10) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with clause (2) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Note at the address of Holder; and

(iii) in the case of the matter referred to in (4) above, the same notice as is given or required to be given to the holders of such registration rights.

(e) Adjustment by Board of Directors. If any event occurs as to which, in the opinion of the Board of Directors of Maker, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 4, except in the case of a combination of shares of a type contemplated in Section 4(b) and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 4(b).

(f) Officers’ Statement as to Adjustments. Whenever the Conversion Price is required to be adjusted as provided in Section 4, Maker shall forthwith file at Maker’s principal office with a copy to the Holder notice parties set forth in Section 7 hereof a statement, executed by a Responsible Officer of Maker, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that will be effective after such adjustment; provided, however, such statement shall not be required to the extent the information requested in this Section is available through Maker’s current reports filed with the Securities and Exchange Commission. If at any time the information described in this Section 4 is readily available through Maker’s reports filed with the Securities and Exchange Commission, Maker shall not be required to provide a separate notice of adjustment to the Holder; provided, however, if such information is not readily available through Maker’s current reports filed with the Securities Exchange Commission and made public, Maker shall cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder of this Note at its notice address(es) appearing in Section 7.

(g) Issue of Securities other than Common Stock. In the event that at any time, as a result of any adjustment made pursuant to Section 4, the Holder thereafter shall become entitled to receive any securities of Maker, other than Common Stock, thereafter the number of such other shares so receivable upon exchange of this Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 4.

5. Events of Default. An Event of Default shall be deemed to have occurred under this Note if an Event of Default has occurred under the Loan Agreement or any other Loan Document (each, an “Event of Default”)

6. No Offset Rights. Maker may not offset any amounts due or claimed to be due from Holder to Maker against amounts due to Holder under this Note.

7. Series of Notes. This Note is one of potentially two Notes of like tenor issued in an original aggregate principal amount of up to $2,000,000 under Facility B of the Loan Agreement.

8. Costs and Expenses. Maker promises to pay all reasonable costs and expenses incurred, including reasonable attorneys’ fees, incurred by Holder in connection with the enforcement of, or collection of any amounts due under, this Note. Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument, except for notices to which Maker is expressly entitled under this Note.

9. Successors and Assigns. This Note shall be binding upon, and shall inure to the benefit of, Maker and Holder and their respective successors and assigns; provided, however, that neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Maker without the prior written consent of Holder.

10. Modifications and Amendments; Reissuance of Note. This Note may only be modified, amended, or terminated (other than by payment in full) by an agreement in writing signed by Maker and Holder. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by Holder. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction, or mutilation of this Note and of an unsecured agreement of indemnity reasonably satisfactory to Maker, and upon surrender or cancellation of this Note, if mutilated, Maker will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note.

11. Remedies Cumulative. Each and every right, power and remedy herein given to Holder, or otherwise existing, shall be cumulative and not exclusive and be in addition to all other rights, powers and remedies now or hereafter granted (including, without limitation, other rights of set-off under applicable law) or otherwise existing. Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Holder.

12. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given in the manner set forth in the Loan Agreement, addressed as follows:

if to Holder, at

Partners for Growth IV, L.P.

180 Pacific Avenue

San Francisco, California 94111

Attention: Chief Financial Officer

Fax: (415) 781-0510

with a copy (not constituting notice) to

Greenspan Law Office

Attn: Benjamin Greenspan, Esq.

620 Laguna Road

Mill Valley, CA 94941

Fax: (415) 738-5371

Email: ben@greenspan-law.com

or

if to Maker, at

Mattersight Corporation

200 S Wacker Drive, Suite 820

Chicago, IL 60606

Attn: Kelley D. Conway

Fax: (775) 252-9987

Email: kelly.conway@mattersight.com

with a copy (not constituting notice) to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601-9703

T: (312) 558-5600

F: (312) 558-5700

Attn: Steven J. Gavin, Esq.

Email: sgavin@winston.com

or at such other address and facsimile number as Holder shall have furnished to Maker in accordance with this Section 12.

13. Waiver. Holder shall not by any act (except by a written instrument in accordance with Section 10 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14. Miscellaneous; Interpretation. Section 3.18, Section 9 and Exhibit D of the Loan Agreement are expressly incorporated by reference herein. In the event of any direct conflict between the terms of this Note and the terms of the Loan Agreement or any other Loan Document referenced herein, except as to (i) the issue date of this Note, and (ii) the Conversion Price of this Note (due to its determination as of the issue date of a Note under Section 1 of the Schedule to the Loan Agreement), the terms of the Loan Agreement and such other Loan Document shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Note to be signed on the date first set forth above.

MAKER:	MATTERSIGHT CORPORATION

Name:
Title:

MATTERSIGHT EUROPE HOLDING CORPORATION

By
President or Vice President

By
Secretary or Ass’t Secretary

MATTERSIGHT INTERNATIONAL HOLDING, INC.

By
President or Vice President

By
Secretary or Ass’t Secretary

ACKNOWLEDGED AND AGREED

HOLDER:	PARTNERS FOR GROWTH IV, L.P.

By

Name:
Title: Manager, Partners for Growth IV, LLC Its General Partner

EXHIBIT D

Representations and Warranties of PFG

PFG hereby represents and warrants to Borrower as follows:

(a) Investment Representations. PFG understands that neither the Notes nor the Conversion Stock have been registered under the Securities Act. PFG also understands that Notes are being offered and sold pursuant to an exemption from registration contained in Rule 506 of Regulation D under the Securities Act based in part upon PFG’s representations contained in this Agreement. PFG hereby represents and warrants as follows:

(i) PFG Bears Economic Risk. PFG has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Borrower so that it is capable of evaluating the merits and risks of its investment in Borrower and has the capacity to protect its own interests. PFG understands that it must bear the economic risk of this investment and represents that it is able to hold the Notes and the Conversion Stock indefinitely unless and until the Notes (or the Conversion Stock, as may be the case) are registered pursuant to the Securities Act, or an exemption from registration thereunder is available.

(ii) Acquisition for Own Account. PFG is acquiring the Notes and the Conversion Stock for PFG’s own account for investment purposes only, and not with a view towards their distribution.

(b) PFG Can Protect Its Interest. PFG represents that by reason of its, or of its management’s, business or financial experience, PFG has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the other Loan Documents. PFG also represents such PFG has not been organized for the purpose of acquiring the Notes or the Conversion Stock.

(c) Accredited Investor. PFG represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(d) Company Information. PFG has had an opportunity to discuss Borrower’s business, management and financial affairs with directors, officers and management of Borrower and has had the opportunity to review Borrower’s operations and facilities. PFG has also had the opportunity to ask questions of and receive answers from, Borrower and its management regarding the terms and conditions of this investment.

(e) Rule 144. PFG acknowledges and agrees that the Notes and the Conversion Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. PFG has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Borrower, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(f) Residence. The office or offices of the PFG in which its investment decision was made is located in San Francisco, California.

EXHIBIT E

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement is entered into as of             , 2013, by and between PARTNERS FOR GROWTH IV, L.P. (“PFG”) and each of Mattersight Corporation, a Delaware corporation, its Subsidiary, Mattersight Europe Holding Corporation, a Delaware corporation and its Subsidiary Mattersight International Holding, Inc., an Illinois corporation, each with a principal place of business as at the date hereof at 200 S Wacker Drive, Suite 820, Chicago, IL 60606 (individually and collectively, jointly and severally, “Grantor”), with reference to the following facts:

A. PFG and Grantor, as Borrowers, are parties to that certain Loan and Security Agreement dated as of August 19, 2013 (as amended from time to time, the “Loan Agreement”). (Capitalized terms used herein have the meaning assigned in the Loan Agreement.)

B. Pursuant to the Loan Agreement, Grantor has granted to PFG a security interest in all of the Collateral. The Collateral includes without limitation all Intellectual Property (including without limitation the Intellectual Property described herein).

Grantor agrees as follows:

1. To secure performance of all of its “Obligations” as defined in the Loan Agreement, Grantor grants to PFG a security interest in all of Grantor’s right, title and interest in Grantor’s “Intellectual Property”, including without limitation (i) the trademarks and servicemarks listed or required to be listed from time to time on Schedule A hereto, whether registered or not, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks, and (ii) the patents and patent applications listed or required to be listed from time to time on Schedule B hereto and all like protections including, without limitation, all improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, (iii) all copyrights, maskworks, software, computer programs and other works of authorship listed or required to be listed from time to time on Schedule C hereto, and all extensions and renewals thereof, (iv) all domain names and domain name rights used in connection with its business and that of its Subsidiaries, all legal and equitable rights in domain names and ownership thereof, domain registry, domain servers, web hosting and related contracts, services and facilities (collectively, “Domain Rights”) listed or required to be listed from time to time on Schedule D hereto, and all extensions and renewals thereof, and (iv) all rights to recover for past or future infringement of any of the foregoing, and (v) all right, title and interest in and to any and all present and future license agreements with respect to any of the foregoing, and (vi) all present and future accounts, accounts receivable and other rights to payment arising from, in connection with or relating to any of the foregoing.

2. Grantor represents and warrants that (i) listed on Schedule A hereto are all trademark registrations and pending registrations owned or controlled by Grantor, (ii) listed on Schedule B are all patents and patent applications owned or controlled by Grantor, (iii) listed on Schedule C are all copyrights, software, computer programs, mask works, and other works of authorship owned or controlled by Grantor which are registered with the United States Copyright Office, and (iv) listed on Schedule D are all Domain Rights in which Grantor has any legal, contractual or equitable right. Grantor shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property, other than intellectual property of immaterial business and monetary value that Grantor’s executive management has made a determination not to maintain; (b) promptly advise PFG in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Grantor’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent. If, before the Obligations have been paid and/or performed in full, Grantor shall (i) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (ii) apply for registration of any patent or obtain any patent or patent application; (iii) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent or other Governmental Body; or (iv) register or acquire any domain name or domain name rights, then the provisions of Section 1 shall automatically apply thereto, and Grantor shall provide PFG written notice thereof concurrently with delivery of Borrower’s monthly compliance certificate. Grantor shall further provide PFG with all information and details relating to the foregoing and shall take such further actions as PFG may reasonably request from time to time to perfect or continue the perfection of PFG’s interest in such intellectual property.

3. This Agreement is being executed and delivered pursuant to the Loan Agreement; nothing herein limits any of the terms or provisions of the Loan Agreement, and PFG’s rights hereunder and under the Loan Agreement are cumulative. This Agreement, the Loan Agreement and the other Loan Documents set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, oral representations, oral agreements and oral understandings between the parties. This Agreement may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by the parties hereto; provided, however, and notwithstanding the foregoing, PFG may amend the Schedules hereto from time to time when it becomes aware of new Intellectual Property subject to this Agreement. In the event of any litigation between the parties based upon, arising out of, or in any way relating to this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses (including without limitation attorneys’ fees) from the non-prevailing party. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of PFG and Grantor shall be governed by, and construed in accordance with the internal laws (and not the conflict of laws rules) of the State of California.

4. Grantor agrees that simultaneously with the execution of this Agreement, and thereafter upon any amendment of Schedule A, Schedule B, Schedule C or Schedule D, the appropriate entities constituting Grantor shall execute notices in the forms appended hereto (each, a “Notice”), as appropriate, with respect to all of the pledged Intellectual Property, now owned or hereafter acquired, and shall deliver each Notice to PFG for the purpose of recordation at the U.S. Patent and Trademark Office or the U.S. Copyright Office, or otherwise, as appropriate. Whether or not Grantor executes such a Notice reflecting new Intellectual Property, Grantor hereby irrevocably appoints PFG as its lawful attorney-in-fact without any further authorization to file such notices, liens or other instruments as may be customary from time to time for PFG to perfect security interests in Grantor’s Intellectual Property. With respect to the power of attorney granted in the attached Domain Rights Collateral Agreement and Notice, so long as no default has occurred and is continuing under the Loan Documents, PFG shall not take any action referenced therein in the name of Grantor.

[Signature Page Follows]

Address of Grantor:	Mattersight Corporation

200 S Wacker Drive, Suite 820
Chicago, IL 60606	By:
Name:
Title:

Address of Grantor:	Mattersight Europe Holding Corporation

200 S Wacker Drive, Suite 820
Chicago, IL 60606	By:
Name:
Title:

Address of Grantor:	Mattersight International Holding, Inc.

200 S Wacker Drive, Suite 820
Chicago, IL 60606	By:
Name:
Title:

Address of PFG:	PARTNERS FOR GROWTH IV, L.P.

Partners for Growth IV, L.P. 150 Pacific Avenue San Francisco, California 94111
By:
Name:
Title: Manager, Partners for Growth IV, LLC Its: General Partner

Intellectual Property Security Agreement Signature Page

SCHEDULE A

Mattersight Corporation

Trademark Schedule

Serial Number- Registration Number	Date	Mark	Owner
Canadian Appl. No. 1533752	Date Filed 06/29/2011	MATTERSIGHT	Mattersight Corporation

European Community Reg. No. 010088491	Reg. Date 12/02/2011	MATTERSIGHT	Mattersight Corporation

U.S. Reg. No. 4172456	Reg. Date 07/10/2012	MATTERSIGHT	Mattersight Corporation

U.S. Reg. No. 4250756	Reg. Date 11/27/2012	MATTERSIGHT SEE WHAT MATTERS and Design (B&W)	Mattersight Corporation

U.S. Reg. No. 4250755	Reg. Date 11/27/2012	MATTERSIGHT SEE WHAT MATTERS and Design (Color claimed)	Mattersight Corporation

European Community Reg. No. 5214077	Reg. Date 08/02/2007	SMARTSPEECH	Mattersight Corporation

New Zealand Reg. No. 310224	12/07/2000	SOLUTIONS FOR UNBREAKABLE LIFETIME RELATIONSHIPS	Mattersight Corporation

New Zealand Reg. No. 310225	12/07/2000	SOLUTIONS FOR UNBREAKABLE LIFETIME RELATIONSHIPS	Mattersight Corporation

New Zealand Reg. No. 310226	12/07/2000	SOLUTIONS FOR UNBREAKABLE LIFETIME RELATIONSHIPS	Mattersight Corporation

SCHEDULE B

Mattersight Corporation

Patent Schedule

Patent/Application Number	Title	Owner
EP1889257	Method and System for Recording an Electronic Communication and Extracting Constituent Audio Data Therefrom	Mattersight Corporation

US7869586	Method and System For Aggregating and Analyzing Data Relating to a Plurality of Interactions between a Customer and a Contact Center and Generating Business Process Analytics	Mattersight Corporation

US8,094,803	Method and System for Analyzing Separated Voice Data of a Telephonic Communication between A Customer and a Contact Center By Applying a Psychological Behavioral Model Thereto	Mattersight Corporation

US7995717	Method and System for Analyzing Separated Voice Data of a Telephonic Communication between A Customer and a Contact Center By Applying a Psychological Behavioral Model Thereto	Mattersight Corporation

US8023639	Method and System for Determining the Complexity of a Telephonic Communication Received By a Contact Center Received	Mattersight Corporation

US8,094,790	Method and Software for Training a Customer Service Representative By Analysis of a Telephonic Interaction Between a Customer and a Contact Center	Mattersight Corporation

US8,078,464	Method and System for Analyzing Voice Data of a Telephonic Communication to Determine the Gender of the Communicant tact Center	Mattersight Corporation

US8,170,195	Methods And Systems For Verifying Typed Segments Of A Telephonic Communication Between A Customer And A Contact Center	Mattersight Corporation

SCHEDULE C

Mattersight Corporation

COPYRIGHTS

Copyright Number	Date	Title / Work	Owner
TXu 1-660-176	12/15/2009	eLoyalty 1A v1.1	Mattersight Corporation

TXu 1-309-998	05/26/2006	eLoyalty AE v1.1	Mattersight Corporation

TXu 1-311-402	05/26/2006	eLoyalty AE v1.2	Mattersight Corporation

TXu 1-309-997	05/26/2006	eLoyalty AE v1.3	Mattersight Corporation

TXu 1-660-144	12/15/2009	eLoyalty AE v1.4	Mattersight Corporation

TXu1-304-548	05/26/2006	eLoyalty CRS v1.1	Mattersight Corporation

TXu1-304-554	05/26/2006	eLoyalty CRS v1.2	Mattersight Corporation

TXu 1-303-400	05/26/2006	eLoyalty CRS v1.3	Mattersight Corporation

TXu 1-660-177	12/15/2009	eLoyalty CRS v1.4	Mattersight Corporation

TXu 1-660-165	12/15/2009	eLoyalty DA v1.1	Mattersight Corporation

TXu1-308-019	05/26/2006	eLoyalty Portal v1.1	Mattersight Corporation

TXu1-308-018	05/26/2006	eLoyalty Portal v1.2	Mattersight Corporation

TXu1-308-017	05/26/2006	eLoyalty Portal v1.3	Mattersight Corporation

TXu 1-660-127	12/15/2009	eLoyalty Portal v1.4	Mattersight Corporation

TXu 1-660-174	06/15/2010	eLoyalty SC v1.1	Mattersight Corporation

SCHEDULE D

Mattersight Corporation

DOMAIN RIGHTS

URL	Expiration Date	Provider	Account
Mattersight.com	3/16/2015	Network Solutions	28829425

Mattersight.net	3/16/2015	Cyber Defense Center	42496293

Mattersight.org	3/16/2015	Cyber Defense Center	42496293

Mattersights.com	3/16/2015	Cyber Defense Center	42496293

Mattersite.com	3/16/2015	Cyber Defense Center	42496293

Mattersite.net	3/16/2015	Cyber Defense Center	42496293

Matterssight.com	3/16/2015	Cyber Defense Center	42496293

Mattersite.org	3/17/2015	Cyber Defense Center	42496293

Matersite.com	3/21/2015	Cyber Defense Center	42496293

Mattersightsucks.com	3/21/2015	Cyber Defense Center	42496293

TRADEMARK COLLATERAL AGREEMENT AND NOTICE

This Trademark Collateral Agreement and Notice dated as of             , 2013 (“Trademark Agreement”), is between each of Mattersight Corporation, a Delaware corporation, its Subsidiary, Mattersight Europe Holding Corporation, a Delaware corporation and its Subsidiary Mattersight International Holding, Inc., an Illinois corporation, each with a principal place of business as at the date hereof at 200 S Wacker Drive, Suite 820, Chicago, IL 60606 (“Assignor”) and Partners for Growth IV, L.P., 150 Pacific Avenue, San Francisco, CA 94111 (“Assignee”) pursuant to an Intellectual Property Security Agreement of even date herewith by and among Assignor and Assignee (the “IP Security Agreement”) and pursuant to a Loan and Security Agreement and certain other loan documents referenced therein (collectively, the “Loan Documents”).

WHEREAS, Assignor is the owner of certain trademarks, including all federal applications and/or registrations therefor, together with the goodwill of the business connected with the use of and symbolized thereby, as listed on Exhibit 1 hereto (the “Marks”); and

WHEREAS, Assignee has agreed to extend certain credit to Assignor on condition that the Assignor pledge and grant to Assignee as collateral for the Obligations (as defined in the Loan Documents) a security interest and lien in and to the Marks and all proceeds thereof and all other related claims and rights as more fully described in the IP Security Agreement in favor of the Assignee, by and among Assignor and Assignee;

NOW THEREFORE, for good and valuable consideration, as security for the due and timely payment and performance of the Obligations, Assignor hereby pledges and grants to Assignee a security interest and lien in and to the Marks and all proceeds thereof and gives notice of such security interest and the existence of such Security Agreement providing therefor.

Executed as of the date first above written.

Assignor:		Assignee:

Mattersight Corporation		PARTNERS FOR GROWTH IV, L.P.

By		By
	Chief Executive Officer	Name:
By		Title:	Manager, Partners for Growth IV, LLC Its General Partner
Secretary

EXHIBIT 1

Mattersight Corporation

Trademark Schedule

Serial Number- Registration Number	Date	Mark	Owner
Canadian Appl. No. 1533752	Date Filed 06/29/2011	MATTERSIGHT	Mattersight Corporation

European Community Reg. No. 010088491	Reg. Date 12/02/2011	MATTERSIGHT	Mattersight Corporation

U.S. Reg. No. 4172456	Reg. Date 07/10/2012	MATTERSIGHT	Mattersight Corporation

U.S. Reg. No. 4250756	Reg. Date 11/27/2012	MATTERSIGHT SEE WHAT MATTERS and Design (B&W)	Mattersight Corporation

U.S. Reg. No. 4250755	Reg. Date 11/27/2012	MATTERSIGHT SEE WHAT MATTERS and Design (Color claimed)	Mattersight Corporation

European Community Reg. No. 5214077	Reg. Date 08/02/2007	SMARTSPEECH	Mattersight Corporation

New Zealand Reg. No. 310224	12/07/2000	SOLUTIONS FOR UNBREAKABLE LIFETIME RELATIONSHIPS	Mattersight Corporation

New Zealand Reg. No. 310225	12/07/2000	SOLUTIONS FOR UNBREAKABLE LIFETIME RELATIONSHIPS	Mattersight Corporation

New Zealand Reg. No. 310226	12/07/2000	SOLUTIONS FOR UNBREAKABLE LIFETIME RELATIONSHIPS	Mattersight Corporation

PATENT COLLATERAL AGREEMENT AND NOTICE

This Patent Collateral Agreement and Notice dated as of             , 2013 (“Patent Agreement”), is between each of Mattersight Corporation, a Delaware corporation, its Subsidiary, Mattersight Europe Holding Corporation, a Delaware corporation and its Subsidiary Mattersight International Holding, Inc., an Illinois corporation, each with a principal place of business as at the date hereof at 200 S Wacker Drive, Suite 820, Chicago, IL 60606 (“Assignor”) and Partners for Growth IV, L.P., 150 Pacific Avenue, San Francisco, CA 94111 (“Assignee”) pursuant to an Intellectual Property Security Agreement of even date herewith by and among Assignor and Assignee (the “IP Security Agreement”) and pursuant to a Loan and Security Agreement and certain other loan documents referenced therein (collectively, the “Loan Documents”).

WHEREAS, Assignor is the owner of certain United States patents and/or patent applications as listed on Exhibit 1 hereto (the “Patents”); and

WHEREAS, Assignee has agreed to extend certain credit to Assignor on condition that the Assignor pledge and grant to Assignee as collateral for the Obligations (as defined in the Loan Documents) a security interest and lien in and to the Patents and all proceeds thereof and all other related claims and rights as more fully described in the IP Security Agreement in favor of the Assignee, by and among Assignor and Assignee;

NOW THEREFORE, for good and valuable consideration, as security for the due and timely payment and performance of the Obligations, Assignor hereby pledges and grants to Assignee a security interest and lien in and to the Patents and all proceeds thereof and gives notice of such security interest and the existence of the IP Security Agreement providing therefor.

Executed as of the date first above written.

Assignor:		Assignee:

Mattersight Corporation		PARTNERS FOR GROWTH IV, L.P.

By		By
	Chief Executive Officer	Name:
By		Title:	Manager, Partners for Growth IV, LLC Its General Partner
Secretary

EXHIBIT 1

Mattersight Corporation

Patent Schedule

Patent/Application Number	Title	Owner
EP1889257	Method and System for Recording an Electronic Communication and Extracting Constituent Audio Data Therefrom	Mattersight Corporation

US7869586	Method and System For Aggregating and Analyzing Data Relating to a Plurality of Interactions between a Customer and a Contact Center and Generating Business Process Analytics	Mattersight Corporation

US8,094,803	Method and System for Analyzing Separated Voice Data of a Telephonic Communication between A Customer and a Contact Center By Applying a Psychological Behavioral Model Thereto	Mattersight Corporation

US7995717	Method and System for Analyzing Separated Voice Data of a Telephonic Communication between A Customer and a Contact Center By Applying a Psychological Behavioral Model Thereto	Mattersight Corporation

US8023639	Method and System for Determining the Complexity of a Telephonic Communication Received By a Contact Center Received	Mattersight Corporation

US8,094,790	Method and Software for Training a Customer Service Representative By Analysis of a Telephonic Interaction Between a Customer and a Contact Center	Mattersight Corporation

US8,078,464	Method and System for Analyzing Voice Data of a Telephonic Communication to Determine the Gender of the Communicant tact Center	Mattersight Corporation

US8,170,195	Methods And Systems For Verifying Typed Segments Of A Telephonic Communication Between A Customer And A Contact Center	Mattersight Corporation

COPYRIGHT COLLATERAL AGREEMENT AND NOTICE

This Copyright Collateral Agreement and Notice dated as of             , 2013 (“Copyright Agreement”), is between each of Mattersight Corporation, a Delaware corporation, its Subsidiary, Mattersight Europe Holding Corporation, a Delaware corporation and its Subsidiary Mattersight International Holding, Inc., an Illinois corporation, each with a principal place of business as at the date hereof at 200 S Wacker Drive, Suite 820, Chicago, IL 60606 (“Assignor”) and Partners for Growth IV, L.P., 150 Pacific Avenue, San Francisco, CA 94111 (“Assignee”) pursuant to an Intellectual Property Security Agreement of even date herewith by and among Assignor and Assignee (the “IP Security Agreement”) and pursuant to a Loan and Security Agreement and certain other loan documents referenced therein (collectively, the “Loan Documents”).

WHEREAS, Assignor is the owner of certain copyrightable works which are the subject of United States copyright registrations and/or copyright applications as listed on Exhibit 1 hereto (the “Copyrights”); and

WHEREAS, Assignee has agreed to extend certain credit to Assignor on condition that the Assignor pledge and grant to Assignee as collateral for the Obligations (as defined in the Loan Documents) a security interest and lien in and to the Copyrights and all proceeds thereof and all other related claims and rights as more fully described in the IP Security Agreement in favor of the Assignee, by and among Assignor and Assignee;

NOW THEREFORE, for good and valuable consideration, as security for the due and timely payment and performance of the Obligations, Assignor hereby pledges and grants to Assignee a security interest and lien in and to the Copyrights and all proceeds thereof and gives notice of such security interest and the existence of the IP Security Agreement providing therefor.

Executed as of the date first above written.

Assignor:		Assignee:

Mattersight Corporation		PARTNERS FOR GROWTH IV, L.P.

By		By
	Chief Executive Officer	Name:
By		Title:	Manager, Partners for Growth IV, LLC Its General Partner
Secretary

EXHIBIT 1

Mattersight Corporation

COPYRIGHT SCHEDULE

Copyright Number	Date	Title / Work	Owner
TXu 1-660-176	12/15/2009	eLoyalty 1A v1.1	Mattersight Corporation

TXu 1-309-998	05/26/2006	eLoyalty AE v1.1	Mattersight Corporation

TXu 1-311-402	05/26/2006	eLoyalty AE v1.2	Mattersight Corporation

TXu 1-309-997	05/26/2006	eLoyalty AE v1.3	Mattersight Corporation

TXu 1-660-144	12/15/2009	eLoyalty AE v1.4	Mattersight Corporation

TXu1-304-548	05/26/2006	eLoyalty CRS v1.1	Mattersight Corporation

TXu1-304-554	05/26/2006	eLoyalty CRS v1.2	Mattersight Corporation

TXu 1-303-400	05/26/2006	eLoyalty CRS v1.3	Mattersight Corporation

TXu 1-660-177	12/15/2009	eLoyalty CRS v1.4	Mattersight Corporation

TXu 1-660-165	12/15/2009	eLoyalty DA v1.1	Mattersight Corporation

TXu1-308-019	05/26/2006	eLoyalty Portal v1.1	Mattersight Corporation

TXu1-308-018	05/26/2006	eLoyalty Portal v1.2	Mattersight Corporation

TXu1-308-017	05/26/2006	eLoyalty Portal v1.3	Mattersight Corporation

TXu 1-660-127	12/15/2009	eLoyalty Portal v1.4	Mattersight Corporation

TXu 1-660-174	06/15/2010	eLoyalty SC v1.1	Mattersight Corporation

DOMAIN RIGHTS COLLATERAL AGREEMENT AND NOTICE

This Domain Rights Collateral Agreement and Notice dated as of             , 2013 (“Domain Agreement”), is between each of Mattersight Corporation, a Delaware corporation, its Subsidiary, Mattersight Europe Holding Corporation, a Delaware corporation and its Subsidiary Mattersight International Holding, Inc., an Illinois corporation, each with a principal place of business as at the date hereof at 200 S Wacker Drive, Suite 820, Chicago, IL 60606 (“Assignor”) and Partners for Growth IV, L.P., 150 Pacific Avenue, San Francisco, CA 94111 (“Assignee”) pursuant to an Intellectual Property Security Agreement of even date herewith by and among Assignor and Assignee (the “IP Security Agreement”) and pursuant to a Loan and Security Agreement and certain other loan documents referenced therein (collectively, the “Loan Documents”).

WHEREAS, Assignor is the owner of certain Domain Rights as defined in the Loan Documents which are, as of the date hereof, as listed on Exhibit 1 hereto (the “Domain Rights”); and

WHEREAS, Assignee has agreed to extend certain credit to Assignor on condition that the Assignor pledge and grant to Assignee as collateral for the Obligations (as defined in the Loan Documents) a security interest and lien in and to the Domain Rights and all proceeds thereof and all other related claims and rights as more fully described in the IP Security Agreement in favor of the Assignee, by and among Assignor and Assignee;

NOW THEREFORE, for good and valuable consideration, as security for the due and timely payment and performance of the Obligations: (1) Assignor hereby pledges and grants to Assignee a security interest and lien in and to the Domain Rights and all proceeds thereof and gives notice of such security interest and the existence of the IP Security Agreement providing therefor; and (2) Assignor hereby irrevocably appoints PFG as its lawful attorney-in-fact without any further authorization to take any action and file any notice on behalf of Assignor that Assignor itself could file in respect of its Domain Rights, including without limitation, to transfer Domain Rights, change administrative contacts in respect of Domain Rights, maintain Domain Rights, and provide instructions to domain hosting services and any domain name registrars.

Executed as of the date first above written.

Assignor:		Assignee:

Mattersight Corporation		PARTNERS FOR GROWTH IV, L.P.

By		By
	Chief Executive Officer	Name:
By		Title:	Manager, Partners for Growth IV, LLC Its General Partner
Secretary

SCHEDULE D

Mattersight Corporation

DOMAIN RIGHTS

URL	Expiration Date	Provider	Account
Mattersight.com	3/16/2015	Network Solutions	28829425

Mattersight.net	3/16/2015	Cyber Defense Center	42496293

Mattersight.org	3/16/2015	Cyber Defense Center	42496293

Mattersights.com	3/16/2015	Cyber Defense Center	42496293

Mattersite.com	3/16/2015	Cyber Defense Center	42496293

Mattersite.net	3/16/2015	Cyber Defense Center	42496293

Matterssight.com	3/16/2015	Cyber Defense Center	42496293

Mattersite.org	3/17/2015	Cyber Defense Center	42496293

Matersite.com	3/21/2015	Cyber Defense Center	42496293

Mattersightsucks.com	3/21/2015	Cyber Defense Center	42496293